Exhibit 99.1

Tucows Announces Transition of Stock Listing to NASDAQ and Implementation of 1-for-4 Reverse Split of Common Shares

– Shares to Commence Trading on NASDAQ on December 30 and on a Split-Adjusted Basis on December 31 –

TORONTO, December 17, 2013 – Tucows Inc. (NYSE MKT:TCX, TSX:TC), a global provider of domain names and other Internet services, today announced that it will transfer its U.S. stock exchange listing to the NASDAQ Capital Market from its current listing on the NYSE MKT. Tucows shares will continue to trade under the symbol “TCX”. The first day of trading on the NASDAQ is expected to be December 30, 2013. In Canada, Tucows will continue to be listed on the Toronto Stock Exchange and trade under the symbol “TC”.

The Company also announced that its board of directors has approved a reverse stock split of the Company’s common shares that will combine every four Tucows common shares into one Tucows common share. The Company’s common stock is expected to begin trading on a split-adjusted basis at the market open on December 31, 2013.

“The reverse stock split is consistent with Tucows’ growth as a publicly traded company,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. "We believe it will expand our universe of potential investors and equity analysts as we continue to grow our business, and will also provide us with greater capital markets flexibility. In addition, we believe our shareholders should benefit through less volatility in our share price, lower transaction costs and greater liquidity. Ultimately, we believe the reverse stock split supports our overriding objective to generate long-term value to our shareholders as we continue to deliver consistency and reliability from our core revenue streams, while capitalizing on meaningful growth opportunities such as Ting.”

Mr. Noss added, “We are pleased to join NASDAQ’s roster of growth-oriented technology companies. NASDAQ provides investors with fast, high quality trade executions within the context of a cost-effective cost structure and high visibility for issuers.”

As a result of the reverse stock split, Tucows will have approximately 10.9 million common shares outstanding (reduced from approximately 43.6 million common shares outstanding), subject to rounding up of all fractional shares to the nearest whole share. No fractional shares will be issued as a result of the reverse stock split and the Company will round up to one whole share in the event a stockholder would be entitled to receive a fractional share. The number of options outstanding following the reverse stock split will be approximately 1.6 million (reduced from approximately 6.2 million).

As of the effective time of the reverse stock split, Tucows’ common stock’s new CUSIP number will be 898697 20 6. The reverse stock split will not change the par value of the common shares.

Tucows shareholders authorized the Company’s board of directors to implement the reverse stock split at a Special Meeting of shareholders held on December 4, 2013.  The board of directors approved a 1-for-4 ratio for the reverse stock split after evaluating such items as the current and anticipated trading price and volume of the Company's stock, the minimum threshold prices at which brokerages and institutional investors can invest in stocks, prevailing market conditions, and the liquidity of the Company's stock.

Additional information regarding the reverse stock split can be found in the Company's definitive proxy statements filed with the SEC on October 21, 2013 and the revised definitive proxy soliciting materials filed with the SEC on October 23, 2013.

Shareholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares. Following the effective date of the reverse stock split, holders of share certificates should receive instructions from the Company's transfer agent regarding the process for exchanging their shares. Holders of share certificates who do not receive such instructions within 10 days of the effective date of the reverse stock split should contact Tucows’ transfer agent, The Registrar and Transfer Company, by telephone at 1-800-368-5948 or by email at info@rtco.com.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, our expectations for the listing of our shares on NASDAQ, the timing, effects and potential benefits of the reverse stock split, and our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, regulatory approvals, market reaction to the reverse stock split and the acceptance of Ting in the market.  Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com